Exhibit 99.1

Sterling Financial Corporation and Commerce National Bank Announce Agreement for Sterling to Acquire Commerce National Bank
Significantly expands and enhances Sterling’s presence
in the vibrant Orange County market

Spokane, Wash.—May 2, 2013—Sterling Financial Corporation (NASDAQ: STSA) (the “Company”) and Commerce National Bank (OTCBB: CNBF) (“CNB”) today announced that the Company and its principal operating subsidiary, Sterling Savings Bank (“Sterling”), have entered into a definitive agreement to acquire CNB for cash consideration of $15.10 per common share. Including the planned redemption of outstanding CNB stock options and warrants for cash, the aggregate transaction value is approximately $42.9 million.

The transaction, which has been approved by the boards of directors of the Company and CNB, will provide a significant enhancement to Sterling’s current operations in Southern California. The transaction is subject to approval by CNB shareholders and bank regulatory agencies, and other customary conditions of closing. It is expected to be completed during the third quarter of 2013.

“Commerce National Bank is a solid, business-focused bank that we expect will provide substantial synergies with our current operations in the Orange County market,” said David DePillo, vice chairman and chief lending officer of Sterling. “In addition to a high quality, relationship-based loan portfolio, CNB also brings us a scalable equipment leasing business that fills a void in our current commercial product set.”

Mark Simmons, president and chief executive officer of CNB said, “We are excited to be entering into this transaction with Sterling. This is an excellent outcome for our shareholders, and we believe our customers, employees, and community will benefit from the wide array of products and services offered by the combined company. We are partnering with a company that shares our values and outlook on the opportunities in this environment, and we look forward to continuing to serve our clients the best way we can.”

As of March 31, 2013, CNB had assets of approximately $242.7 million, loans of $146.3 million, deposits of $211.4 million, and shareholders’ equity of $30.1 million. The Company expects the transaction will be accretive to earnings per share during the first year following completion with a tangible book value dilution earn-back period of approximately three years.

Bingham McCutchen LLP served as the legal advisor to the Company and Richard E. Knecht PC served in the same capacity for CNB. Keefe Bruyette & Woods, Inc., a Stifel Company, served as the financial advisor to CNB.

Forward-Looking Statements
Certain statements in this press release, including, without limitation, statements as to the impact of the acquisition transaction, statements as to the Company’s or Sterling’s management beliefs, expectations or opinions, and all other statements in this press release, other than historical facts, are “forward-looking statements” and are intended to be covered by the safe harbor provided by the Private Securities Litigation Reform Act of 1995. When used in this release, the words “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and similar expressions are generally intended to identify forward-looking statements. Actual results may differ materially from the results discussed in these forward-looking statements because such statements are inherently subject to significant assumptions, risks and uncertainties, many of which are difficult to predict and are generally beyond the Company's control. These risks and uncertainties include, but are not limited to, the ability of Sterling and CNB to complete the proposed acquisition transaction on the terms summarized above or other acceptable terms, or at all, due to a number of factors, including the receipt of required regulatory approvals or the satisfaction of other customary closing conditions. Other factors that could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements may be found under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company's Annual Report on Form 10-K, as updated periodically in the Company's periodic filings with the Securities and Exchange Commission, which are available online at www.sec.gov. The Company disclaims any intent or obligation to publicly update or revise any forward-looking statements, regardless of whether new information becomes available, future developments occur or otherwise.

About Sterling Financial
Sterling Financial Corporation (NASDAQ:STSA) of Spokane, Washington, is the bank holding company for Sterling Savings Bank, a Washington state chartered and federally insured commercial bank. Sterling Savings Bank does business as Sterling Bank and Sonoma Bank (in California). Sterling offers banking products and services, mortgage lending, and trust and investment products to individuals, small businesses, corporations and other commercial organizations. As of March 31, 2013, Sterling had assets of $9.26 billion and operated depository branches in Washington, Oregon, Idaho and California. Visit Sterling’s website at www.bankwithsterling.com.

About Commerce National Bank

Commerce National Bank (CNB) of Newport Beach, Calif., is a nationally chartered and federally insured commercial bank that specializes in business banking, including SBA and equipment leasing. As of March 31, 2013, CNB had assets of $242.7 million. Visit their website at www.commercenatbank.com.

Sterling media contact
Cara Coon
(509) 626-5348
cara.coon@bankwithsterling.com

Sterling investor contact
Patrick Rusnak
(509) 227-0961
patrick.rusnak@bankwithsterling.com

Commerce National Bank contact
Mark Simmons
(949) 870-3860
msimmons@commercenatbank.com

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